SEACOAST REPORTS THIRD QUARTER 2020 RESULTS
Focus on Growing Noninterest Income Delivers Record Results in Mortgage Banking,
Wealth Management, and Interchange Income
Well-Positioned Balance Sheet with Strong Capital and Liquidity

STUART, Fla., October 27, 2020 /GLOBE NEWSWIRE/ -- Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") (NASDAQ: SBCF) today reported net income in the third quarter of 2020 of $22.6 million, or $0.42 per diluted share. Adjusted net income1 for the third quarter of 2020 was $27.3 million, or $0.50 per diluted share. The ratio of tangible common equity to tangible assets was 10.67%, tangible book value per share increased to $15.57 and Tier 1 capital increased to 16.8%.
For the third quarter of 2020, return on average tangible assets was 1.20%, return on average tangible shareholders' equity was 11.35%, and the efficiency ratio was 61.65%, compared to 1.37%, 13.47%, and 50.11%, respectively, in the prior quarter. Adjusted return on average tangible assets1 was 1.38%, adjusted return on average tangible shareholders' equity1 was 13.06%, and the adjusted efficiency ratio1 was 54.82%, compared to 1.33%, 13.09%, and 49.60%, respectively, in the prior quarter.
Dennis S. Hudson, III, Seacoast's Chairman and CEO, said, "We delivered another quarter of disciplined performance. Tangible book value per share grew 12% on an annualized basis, and the tangible common equity to tangible asset ratio increased to 10.67%. I am incredibly proud of the Seacoast team's ability to adapt quickly, overcoming the challenges presented by the pandemic operating environment. The team has provided highly competitive service through our bankers, call center, retail branches, and digital products and is consistently winning new customer relationships."
Hudson added, "I am also excited to welcome the Freedom Bank team and their customers to the Seacoast franchise. St. Petersburg is an outstanding, growing business community. I look forward to the combined organization driving growth in that important market in the years to come."
Charles M. Shaffer, Seacoast's President and Chief Operating Officer, said, "Our longstanding commitment to maintaining a fortress balance sheet with robust capital levels has positioned us with a solid foundation for operating in the pandemic environment. We continue to support our communities while maintaining strict underwriting standards, and carefully navigating the economy's uncertain outlook. Our results in the quarter highlighted innovative agility from our mortgage banking team and continued growth in assets under management by our wealth management group. Our focus on driving interchange income has resulted in performance that outpaces pre-pandemic levels. We are operating from a position of strength and are well-positioned when compared to peers to take advantage of opportunities that will materialize in the years ahead."
Paycheck Protection Program Impact on the Quarter
Fees earned by Seacoast to originate Paycheck Protection Program (“PPP”) loans, net of loan-specific costs, totaled $17.2 million, and are deferred and recognized as an adjustment to yield over time. At the end of the second quarter of 2020, we expected that the PPP forgiveness process would begin quickly, with a significant proportion of loans forgiven within nine months of origination. By the end of the third quarter of 2020, the U.S. Small Business Administration (“SBA”) had not processed any forgiveness applications. Changes by the SBA including streamlining of the forgiveness process are still being considered. As a result of the SBA delays, we have changed from the accelerated fee recognition schedule used in the second quarter of 2020, and have begun recognizing fees on a schedule aligned with the full contractual maturity of the loans. This resulted in only $0.2 million in PPP fees recognized in the third quarter compared to $4.0 million in the second quarter. The uncertainty in the SBA's forgiveness process may result in significant variability of fee recognition in future periods. This is only a timing issue and does not affect the total fee income Seacoast will recognize of $17.2 million. If the contractual term, rather than an accelerated term, had been used to recognize fees since the inception of the PPP program, PPP fee income in

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

each of the second and third quarters of 2020 would have been $2.1 million. If early forgiveness does not occur, we expect to recognize approximately $2.1 million in each of the next six quarters.

Acquisition of Fourth Street Banking Company
In August 2020, Seacoast completed the acquisition of Fourth Street Banking Company (“Fourth Street”) and its wholly-owned subsidiary Freedom Bank, which added $303 million in loans and $330 million in deposits. The acquisition supports Seacoast’s growing presence in the attractive St. Petersburg market. Consolidation activities and related expenses are mostly complete.

Financial Results
Income Statement
•Net income was $22.6 million, or $0.42 per diluted share, compared to $25.1 million, or $0.47, for the prior quarter. For the nine months ended September 30, 2020, net income was $48.4 million, or $0.91 per diluted share, compared to $71.6 million, or $1.38, for the nine months ended September 30, 2019. Adjusted net income1 was $27.3 million, or $0.50 per diluted share, compared to $25.5 million, or $0.48, for the prior quarter. For the nine months ended September 30, 2020, adjusted net income1 was $58.3 million, or $1.09 per diluted share, compared to $77.8 million, or $1.50, for the nine months ended September 30, 2019.
•Net revenues were $80.4 million, a decrease of $1.8 million, or 2%, compared to the prior quarter. For the nine months ended September 30, 2020, net revenues were $240.6 million, an increase of $18.4 million, or 8%, compared to the nine months ended September 30, 2019. Adjusted revenues1 were $80.4 million, a decrease of $0.6 million, or 1%, from the prior quarter. For the nine months ended September 30, 2020, adjusted revenues1 were $239.3 million, an increase of $16.8 million, or 8%, compared to the nine months ended September 30, 2019.
•Net interest income totaled $63.5 million, a decrease of $3.8 million, or 6%, from the prior quarter. For the nine months ended September 30, 2020, net interest income was $194.0 million, an increase of $12.1 million, or 7%, compared to the nine months ended September 30, 2019. During the third quarter of 2020, net interest income included $0.2 million in fees earned on PPP loans compared to $4.0 million in the second quarter of 2020.
•Net interest margin was 3.40% in the third quarter of 2020, compared to 3.70% in the second quarter of 2020. Lower yield on PPP loans reduced net interest margin by 19 basis points in the third quarter of 2020, compared to an increase of eight basis points in the second quarter. Accretion of purchase discounts on acquired loans increased net interest margin by 17 basis points in the third quarter of 2020, compared to 16 basis points in the second quarter of 2020. Excluding these items, net interest margin declined only four basis points to 3.42%. The yield on loans declined nine basis points, reflecting higher paydowns and refinancings. The yield on securities declined 56 basis points, affected by rate resets and faster prepayments as well as additional investments of excess liquidity into securities this quarter. These declines were partially offset by lower cost of deposits, which decreased seven basis points, from 31 basis points in the second quarter to 24 basis points in the third quarter. This reflects a favorable product mix, including a higher proportion of noninterest bearing demand deposits to total deposits. We expect the cost of deposits to continue to decline in the fourth quarter of 2020.
•Noninterest income totaled $16.9 million, an increase of $1.9 million, or 13%, compared to the prior quarter. For the nine months ended September 30, 2020, noninterest income was $46.6 million, an increase of $6.3 million, or 16%, compared to the nine months ended September 30, 2019. Results for the third quarter of 2020 included the following:
◦When Seacoast originates residential mortgage loans intended for sale, they are sold at a premium to investors in the secondary market. Mortgage banking fees increased $1.7 million, or 48%, compared to the second quarter of 2020 to a record $5.3 million, as Seacoast continues to capitalize on the robust residential refinance market and strength in the Florida housing market. Seacoast's mortgage team has adapted quickly to the heightened demand by increasing customer service level standards with realtors,
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

refinance customers, and new home buyers, resulting in stronger performance than competitors. The Company uses rate locks with investors at the time of application, thereby eliminating interest rate risk.
◦Interchange revenue increased by $0.5 million to a record $3.7 million at September 30, 2020, reflecting the benefit of recent growth in business banking customers and marketing targeted at increasing spend behavior by our customers.
◦Service charges on deposits increased $0.3 million compared to the second quarter of 2020. Service charges remain lower than pre-pandemic levels, the result of higher average deposit balances for both business and consumer customers.
◦Wealth management income increased $0.3 million to a record $2.0 million, reflecting the benefit of continued growth in assets under management, reaching $793 million at September 30, 2020, a 31% increase from the prior year.
◦Gains on the sale of securities were negligible in the third quarter of 2020, compared to gains of $1.2 million in the second quarter of 2020, and losses of $0.8 million in the third quarter of 2019.
•The total ratio of allowance for credit losses to total loans was 1.60% at September 30, 2020, compared to 1.58% at June 30, 2020. Excluding PPP loans, the ratio was 1.80% at September 30, 2020 compared to 1.76% at June 30, 2020. Seacoast recorded a reversal of the provision for credit losses of $0.8 million, the result of a decline in Seacoast-originated loan balances during the quarter, offset by an increase related to acquired loans. An allowance for loans acquired with indications of credit deterioration since origination is recorded through purchase accounting with no impact on the provision. In addition, Seacoast recorded a provision for credit losses on unfunded commitments of $0.8 million during the third quarter of 2020, compared to $0.2 million in the prior quarter.
•Noninterest expense was $51.7 million, an increase of $9.3 million, or 22%, compared to the prior quarter. For the nine months ended September 30, 2020, noninterest expense was $141.9 million, an increase of $19.2 million, or 16%, compared to the nine months ended September 30, 2019. Changes from the second quarter of 2020 consisted of the following:
◦Salaries and wages increased by $2.9 million, or 14%, of which $0.6 million was merger-related. In the second quarter of 2020, higher loan production driven by the PPP program resulted in higher deferrals of related salary expenses in that quarter, impacting the quarter over quarter comparison by $2.9 million. Commission expenses were higher due to increased production volume by the mortgage banking group, offset by lower temporary staffing costs associated with our call center.
◦Employee benefits increased by $0.6 million, or 18%, primarily the result of higher health insurance costs. Seacoast maintains a self-funded health insurance plan, and low claims activity resulting from pandemic-related restrictions in the second quarter resulted in lower costs in the second quarter. In the third quarter, as government-mandated restrictions on access to healthcare providers eased, claims activity returned. We expect claims to normalize in the coming quarter.
◦Higher occupancy expenses are the result of the consolidation of the existing St. Petersburg branch upon acquisition of Freedom Bank. Charges include a lease termination fee of $0.3 million and the write-off of $0.2 million in leasehold improvements. This consolidation is expected to result in $0.5 million in ongoing annual savings. Further consolidation activity is expected in 2021.
◦Data processing costs increased by $2.1 million, or 51%, including $1.9 million in merger-related costs associated with data conversion.
◦Furniture and equipment increased by $0.2 million, or 16%, reflecting the impact of equipment disposals associated with the Freedom Bank acquisition.
◦Marketing expense increased by $0.5 million, or 52%, the result of increased investment to capture the opportunity presented by dissatisfied business customers affected by unsatisfactory PPP execution by national banks.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

◦Legal and professional fees increased $0.7 million, which included an increase of $1.1 million in merger-related costs compared to the second quarter of 2020, partially offset by lower legal fees in the third quarter of 2020.
◦FDIC assessments increased $0.2 million, or 78%, reflecting the return to standard assessment expense after full utilization of previous credits.
◦Provision for credit losses on unfunded commitments increased $0.6 million, primarily associated with loan commitments acquired from Freedom Bank.
◦Other expenses increased $0.8 million, or 20%, which reflected the impact of higher mortgage loan production-related expenses associated with higher production volumes and higher executive recruiting fees in the quarter.
•Seacoast recorded $7.0 million of income tax expense in the third quarter of 2020, compared to $7.2 million in the prior quarter. Tax impacts related to stock-based compensation were nominal each period.
•The ratio of net adjusted noninterest expense1 to average tangible assets was 2.24% in the third quarter of 2020, compared to 2.11% in the prior quarter. Net adjusted noninterest expense1 in the second quarter of 2020 benefited from the impact of higher loan production driven by the PPP program, resulting in higher deferrals of related salary expenses.
•The efficiency ratio was 61.6% compared to 50.1% in the prior quarter. The adjusted efficiency ratio1 was 54.8% compared to 49.6% in the prior quarter. The efficiency ratio in the second quarter of 2020 benefited from the impact of higher PPP fee accretion and the impact of higher loan production driven by the PPP program, resulting in higher deferrals of related salary expenses.

Balance Sheet
•At September 30, 2020, the Company had total assets of $8.3 billion and total shareholders' equity of $1.1 billion. Book value per share was $19.91, and tangible book value per share was $15.57, compared to $19.45 and $15.11, respectively, on June 30, 2020. This resulted in annualized growth in tangible book value per share of 12% compared to June 30, 2020.
•Debt securities totaled $1.5 billion on September 30, 2020, an increase of $291.1 million compared to June 30, 2020. Purchases during the quarter were primarily in government-sponsored mortgage-backed securities with an average yield of 1.31%.
•Loans totaled $5.9 billion on September 30, 2020, an increase of $86.0 million, or 1%, compared to June 30, 2020. Excluding loans acquired from Freedom Bank and PPP loans originated in the third quarter, loans outstanding declined by $231 million compared to June 30, 2020. The decline resulted from the Company's continuing strict underwriting and conservative credit posture, given the economic uncertainty, combined with lesser pipeline-building activities during the periods of government shutdown earlier in the year, and lower demand for credit facilities from business customers. Additionally, during the quarter, early payoffs of loans accelerated, primarily in the commercial real estate and residential real estate portfolios.
◦The Company acquired $309.2 million in loans from Freedom Bank, including $54.2 million in PPP loans and $35.2 million of loans on deferred payment status.
◦Other loan originations were $346.7 million in the third quarter of 2020, compared to $901.5 million in the second quarter of 2020.
▪Commercial originations during the third quarter of 2020 were $88.2 million, compared to $106.9 million in the second quarter of 2020. Originations in the third quarter reflect the Company's adherence to conservative underwriting guidelines in the current economic environment, lesser pipeline-building activities during the periods of government shutdown earlier in the year, and lower demand for credit facilities from business customers during the quarter.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

▪Residential loans originated for sale in the secondary market were $162.5 million in the third quarter of 2020, compared to $122.5 million in the second quarter of 2020. The residential lending team has adapted quickly to heightened demand and has increased service levels to homebuyers, refinance customers, and local real estate professionals. As a result, the Company has recognized outsized growth in market share.
▪Closed residential loans retained in the portfolio totaled $25.4 million in the third quarter of 2020, compared to $23.5 million in the second quarter of 2020.
▪Consumer originations in the third quarter of 2020 were $62.3 million, compared to $58.0 million in the second quarter of 2020.
▪PPP loan originations in the third quarter of 2020 were $8.3 million, compared to $590.7 million in the second quarter of 2020.
◦Seacoast provided borrowers financially impacted by the pandemic the ability to defer payments for periods ranging from three to six months. As of September 30, 2020, $702.7 million in loans were in payment deferral status, 97% of which are scheduled to resume regular payments in the fourth quarter of 2020. During the payment deferral period, Seacoast has generally continued to recognize interest income. An allowance for potentially uncollectible accrued interest totaled $0.4 million as of September 30, 2020, established with a corresponding charge to provision for credit losses.
•Pipelines (loans in underwriting and approval or approved and not yet closed) totaled $456.6 million on September 30, 2020. Seacoast remains committed to maintaining strict and careful underwriting standards, given the continuing economic uncertainty.
◦Commercial pipelines were $256.2 million as of September 30, 2020, compared to $117.0 million as of the prior quarter end.
◦Residential saleable pipelines were $149.9 million as of September 30, 2020, compared to $94.7 million as of the prior quarter end. Retained residential pipelines were $33.4 million as of September 30, 2020, compared to $13.2 million as of the prior quarter end.
◦Consumer pipelines were $17.1 million as of September 30, 2020, compared to $30.6 million as of the prior quarter-end. The decrease was the result of lower demand for HELOC products in the third quarter of 2020 as customers are using first mortgage refinancing as an economically beneficial alternative.
•Total deposits were $6.9 billion as of September 30, 2020, an increase of $248.1 million, or 4%, sequentially. The increase includes $330 million in deposits from Freedom Bank, partially offset by lower brokered time deposits balances.
◦The overall cost of deposits declined to 24 basis points in the third quarter of 2020 from 31 basis points in the prior quarter, reflecting the impact of an increase in the proportion of noninterest-bearing deposits as well as lower costs on time deposits. We expect the cost of deposits to continue to decline in the fourth quarter.
◦Total transaction accounts increased 37% year-over-year and, as a percentage of overall deposit funding, remained at 55%.
◦Interest-bearing deposits (interest-bearing demand, savings, and money market deposits) increased quarter-over-quarter $277.3 million, or 9%, to $3.5 billion, noninterest-bearing demand deposits increased $133.3 million, or 6%, to $2.4 billion, and CDs (excluding brokered) increased $28.9 million, or 5%, to $635.5 million.
◦On September 30, 2020, average deposits per banking center were $136 million, compared to $133 million on June 30, 2020, and $118 million on September 30, 2019.
◦We estimate 60% of funds from PPP originations remain in deposit accounts at Seacoast as of the end of the quarter.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Asset Quality
•Nonperforming loans increased by $7.2 million to $37.2 million at September 30, 2020. Of the $7.2 million increase, $3.0 million was acquired from Freedom Bank. Nonperforming loans to total loans outstanding were 0.64% at September 30, 2020, 0.52% at June 30, 2020, and 0.52% at September 30, 2019.
•Nonperforming assets to total assets were 0.64% at September 30, 2020, 0.57% at June 30, 2020 and 0.58% at September 30, 2019.
•The ratio of allowance for credit losses to total loans was 1.60% at September 30, 2020, 1.58% at June 30, 2020, and 0.67% at September 30, 2019. The Company has assigned no allowance for credit losses to PPP loans, as the United States government contractually guarantees repayment. Excluding PPP loans, the ratio of allowance for credit losses to total loans at September 30, 2020, was 1.80%, compared to 1.76% at June 30, 2020.
•Net charge-offs were $1.7 million, or 0.12% of average loans for the third quarter of 2020 compared to $1.8 million, or 0.12% of average loans in the second quarter of 2020 and $2.1 million, or 0.17% of average loans in the third quarter of 2019. Net charge-offs for the four most recent quarters averaged 0.14%.
•Portfolio diversification, in terms of asset mix, industry, and loan type, has been a critical element of the Company's lending strategy. Exposure across industries and collateral types is broadly distributed. Excluding PPP loans, Seacoast's average commercial loan size is $386,000, reflecting an ability to maintain granularity within the overall loan portfolio.
•The Company does not have any purchased loan syndications, shared national credits, or mezzanine finance.
•Since the outbreak of COVID-19, the Company has not experienced any material increase in consumer or commercial line utilization.
•Construction and land development and commercial real estate loans remain well below regulatory guidance at 30% and 176% of total bank-level risk based capital, respectively, compared to 34% and 188% respectively, in the second quarter of 2020. On a consolidated basis, construction and land development and commercial real estate loans represent 28% and 165%, respectively, of total consolidated risk-based capital.
•As the trajectory of the economic recovery remains unclear as the negative impact of COVID-19 continues and further fiscal stimulus is uncertain, Seacoast will remain vigilant in maintaining its conservative credit posture.
Capital and Liquidity
•The tier 1 capital ratio increased to 16.8% from 16.4% at June 30, 2020, and 14.9% September 30, 2019. The total capital ratio was 17.9% and the tier 1 leverage ratio was 11.9% at September 30, 2020.
•Tangible common equity to tangible assets was 10.67% at September 30, 2020, compared to 10.19% at June 30, 2020 and 11.05% at September 30, 2019.
•Cash and cash equivalents at September 30, 2020 totaled $309.6 million, an increase of $185.0 million from December 31, 2019, as Seacoast maintained a prudent liquidity position.
•At September 30, 2020, the Company had available unsecured lines of credit of $135.0 million and lines of credit under lendable collateral value of $1.7 billion. $1.2 billion of debt securities and $646.1 million in residential and commercial real estate loans are available as collateral for potential borrowings.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

FINANCIAL HIGHLIGHTS
(Amounts in thousands except per share data)	(Unaudited)
	Quarterly Trends

	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19
Selected Balance Sheet Data:
Total Assets	$8,287,840	$8,084,013	$7,352,894	$7,108,511	$6,890,645
Gross Loans	5,858,029	5,772,052	5,317,208	5,198,404	4,986,289
Total Deposits	6,914,843	6,666,783	5,887,499	5,584,753	5,673,141

Performance Measures:
Net Income	$22,628	$25,080	$709	$27,176	$25,605
Net Interest Margin	3.40%	3.70%	3.93%	3.84%	3.89%
Average Diluted Shares Outstanding	54,301	53,308	52,284	52,081	51,935
Diluted Earnings Per Share (EPS)	$0.42	$0.47	$0.01	$0.52	$0.49
Return on (annualized):
Average Assets (ROA)	1.11%	1.27%	0.04%	1.54%	1.49%
Average Tangible Assets (ROTA)[2]	1.20	1.37	0.11	1.66	1.61
Average Tangible Common Equity (ROTCE)[2]	11.35	13.47	0.95	14.95	14.73
Tangible Common Equity to Tangible Assets[2]	10.67	10.19	10.68	11.05	11.05
Tangible Book Value Per Share[2]	$15.57	$15.11	$14.42	$14.76	$14.30
Efficiency Ratio	61.65%	50.11%	59.85%	48.36%	48.62%

Adjusted Operating Measures[1]:
Adjusted Net Income	$27,336	$25,452	$5,462	$26,837	$27,731
Adjusted Diluted EPS	0.50	0.48	0.10	0.52	0.53
Adjusted ROTA[2]	1.38%	1.33%	0.32%	1.57%	1.67%
Adjusted ROTCE[2]	13.06	13.09	2.86	14.19	15.30
Adjusted Efficiency Ratio	54.82	49.60	53.55	47.52	48.96
Net Adjusted Noninterest Expense as a Percent of Average Tangible Assets[2]	2.24	2.11	2.46	2.11	2.21

Other Data:
Market capitalization[3]	$994,690	$1,081,009	$965,097	$1,574,775	$1,303,010
Full-time equivalent employees	968	924	919	867	867
Number of ATMs	77	76	76	78	80
Full-service banking offices	51	50	50	48	48
Registered online users	121,620	117,273	113,598	109,684	107,241
Registered mobile devices	110,241	108,062	104,108	99,361	96,384
[1]Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP
[2]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[3]Common shares outstanding multiplied by closing bid price on last day of each period.

Third Quarter Strategic Highlights
Capitalizing on Seacoast's Early Commitment to Digital Transformation
•Digital adoption and usage remain strong. Registered mobile devices have increased 14% compared to the third quarter of 2019, while online users have increased 13% in the same time period. Growth is coming from both consumer and business customers utilizing the convenience of mobile and online channels.
•In 2019, Seacoast enhanced the interactive voice response (IVR) system in our Florida-based Customer Support Center, which provides customers with secure, self-serve options and expedites call routing processes. This investment has provided scalability to our operations and has elevated the customer experience with shorter wait times and quicker access. Since the pandemic began, 50% of callers choose to utilize the IVR for routine service and information requests, and call center service levels remain high. Seacoast has partnered with a leading consumer insights firm to capture and analyze feedback from customers, which indicates a high level of satisfaction with the call center experience.
•Approximately 50% of all deposit transactions were completed outside of the branch network for consumer and business customers, an increase of 9% over the same time period last year. Routine transactions continue to migrate from the branch network to lower cost channels.
Driving Improvements to Operations
•As the Paycheck Protection Program begins to accelerate processing of loan forgiveness applications, Seacoast will leverage an automated solution aimed at streamlining the process for customers while integrating with its existing technology infrastructure. Customers will benefit from self-service and banker-led loan forgiveness solutions, which our customers will be able to choose from based on their individual needs and personal preferences. Initial beta testing is complete and the solution is now processing forgiveness applications.
•Early in 2020, the residential lending team quickly adapted to heightened demand and increased service levels by leveraging the digital origination platform and transacting fully remote closings. Using Seacoast’s analytics-based marketing, the residential lending team also targeted opportunities identified through digital channels. These efforts resulted in approximately 20% of the third quarter originations and 20% of the pipeline at period end.
Scaling and Evolving Our Culture
Prioritizing how we lead through strategic initiatives and streamlined decision making enables us to keep the customer at the center of everything we do and deliver greater value in every customer interaction.
•In July, we welcomed Austen Carroll to Seacoast as EVP, Chief Lending Officer. In this role, Austen leads our commercial banking division, including treasury sales and operations. Austen is a well-known and highly regarded banker in the Southeast. Prior to joining Seacoast, Austen served as Chief Banking Officer for Ameris Bank where he was responsible for the oversight of core banking activities throughout the bank's footprint including Alabama, Florida, South Carolina and a majority of Georgia. He has achieved great success in his prior roles and will help accelerate the growth of our Commercial Banking business.
•In August, Richard Raiford joined the Seacoast leadership team as EVP, Chief Credit Officer. Richard brings a wealth of experiences from large and well-respected institutions, which will add depth to our credit team, and position us for growth while maintaining our commitment to rigorous underwriting and credit monitoring standards. Prior to joining Seacoast, Richard served as Chief Credit Officer for East West Bank, and earlier in his career spent 28 years with JPMorgan Chase in a number of risk management, middle-market banking and investment banking leadership roles. David Houdeshell, who has served as Seacoast's Chief Credit Officer since 2010, has taken on the newly created role of EVP, Director of Credit Analytics and Policy, where he will continue to refine our differentiated credit analytics capabilities to support Seacoast's disciplined growth.
•In October, Daniel "Dan" Hilken joined the bank's commercial banking team as regional market president in Central Florida. Dan brings 30 years of banking experience, leadership, and knowledge of the Central Florida marketplace, including from his most recent role as the Central Florida commercial banking leader at Wells Fargo. Dan will be focused on organic growth in this strategically important market for Seacoast.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Fourth Street Banking Company Acquisition
•Seacoast’s balanced growth strategy, combining organic growth with value-creating acquisitions, continues to benefit shareholders and provide new opportunities for associates. The purchase of Fourth Street Banking Company, the holding company for Freedom Bank of St. Petersburg, in the third quarter of 2020 added experienced bankers in a growing market, further supporting sustainable, profitable growth. The acquisition increases Seacoast’s market share to the #2 Florida-based community bank in the attractive Tampa MSA.

OTHER INFORMATION
Conference Call Information
Seacoast will host a conference call on October 28, 2020 at 10:00 a.m. (Eastern Time) to discuss the third quarter 2020 earnings results and business trends. Investors may call in (toll-free) by dialing (800) 774-6070 (passcode 9888 543#; host Dennis S. Hudson). Charts will be used during the conference call and may be accessed at Seacoast's website at www.SeacoastBanking.com     by selecting "Presentations" under the heading "News/Events." A replay of the call will be available for one month, beginning late afternoon of October 28, 2020, by clicking here and using passcode 49937710.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Seacoast's website at www.SeacoastBanking.com. The link is located in the subsection "Presentations" under the heading "Corporate Information." Beginning the afternoon of October 28, 2020, an archived version of the webcast can be accessed from this same subsection of the website. The archived webcast will be available for one year.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)
Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $8.3 billion in assets and $6.9 billion in deposits as of September 30, 2020. The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, and 51 traditional branches of its locally-branded, wholly-owned subsidiary bank, Seacoast Bank. Offices stretch from Fort Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties. More information about the Company is available at www.SeacoastBanking.com.

Cautionary Notice Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning, and protections, of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls, tax law changes, new initiatives and for integration of banks that we have acquired, including Fourth Street, as well as statements with respect to Seacoast's objectives, strategic plans, including Vision 2020, expectations and intentions and other statements that are not historical facts, any of which may be impacted by the COVID-19 pandemic and related effects on the U.S. economy. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates and intentions about future performance and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All statements other than statements of historical fact could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may", "will", "anticipate", "assume", "should", "support", "indicate", "would", "believe", "contemplate", "expect", "estimate", "continue", "further", "plan", "point to", "project", "could", "intend", "target" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality and the adverse impact of COVID-19 (economic and otherwise); governmental monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve, as well as legislative, tax and regulatory changes (including potential future legislation enacted as a result of the upcoming 2020 election); changes in accounting policies, rules and practices, including the impact of the adoption of CECL; our participation in the PPP program; the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; uncertainty related to the impact of LIBOR calculations on securities and loans; changes in borrower credit risks and payment behaviors; changes in the availability and cost of credit and capital in the financial markets; changes in the prices, values and sales volumes of residential and commercial real estate; our ability to comply with any regulatory requirements; the effects of problems encountered by other financial institutions that adversely affect us or the banking industry; our concentration in commercial real estate loans; the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions; the impact on the valuation of our investments due to market volatility or counterparty payment risk; statutory and regulatory dividend restrictions; increases in regulatory capital requirements for banking organizations generally; the risks of mergers, acquisitions and divestitures, including our ability to continue to identify acquisition targets and successfully acquire desirable financial institutions; changes in technology or products that may be more difficult, costly, or less effective than anticipated; our ability to identify and address increased cybersecurity risks; inability of our risk management framework to manage risks associated with our business; dependence on key suppliers or vendors to obtain equipment or services for our business on acceptable terms; reduction in or the termination of our ability to use the mobile-based platform that is critical to our business growth strategy; the effects of war or other conflicts, acts of terrorism, natural disasters, health emergencies, epidemics or pandemics, or other catastrophic events that may affect general economic conditions; unexpected outcomes of and the costs associated with, existing or new litigation involving us; our ability to maintain adequate internal controls over financial reporting; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions; the risks that our deferred tax assets could be reduced if estimates of future taxable income from our operations and tax planning strategies are less than currently estimated and sales of our capital stock could trigger a reduction in the amount of net operating loss carryforwards that we may be able to utilize for income tax purposes; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.

The risks relating to the Fourth Street merger include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the mergers being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruptions, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

Given the many unknowns and risks being heavily weighted to the downside, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. If efforts to contain COVID-19 are unsuccessful and restrictions on movement last into the fourth quarter and beyond, the recession would be much longer and much more severe. Ineffective fiscal stimulus, or an extended delay in implementing it, are also major downside risks. The deeper the recession is, and the longer it lasts, the more it will damage consumer fundamentals and sentiment. This could both prolong the recession, and/or make any recovery weaker. Similarly, the recession could damage business fundamentals. And an extended global recession due to COVID-19 would weaken the U.S. recovery. As a result, the outbreak and its consequences, including responsive measures to manage it, have had and are likely to continue to have an adverse effect, possibly materially, on our business and financial performance by adversely affecting, possibly materially, the demand and profitability of our products and services, the valuation of assets and our ability to meet the needs of our customers.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2019, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 under "Special Cautionary Notice Regarding Forward-looking Statements" and "Risk Factors", and otherwise in our SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at www.sec.gov.

FINANCIAL HIGHLIGHTS	(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except ratios and per share data)	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19	3Q'20	3Q'19

Summary of Earnings
Net income	$22,628	$25,080	$709	$27,176	$25,605	$48,417	$71,563
Adjusted net income[1]	27,336	25,452	5,462	26,837	27,731	58,250	77,754
Net interest income[2]	63,621	67,388	63,291	61,846	61,027	194,300	182,107
Net interest margin[2,3]	3.40%	3.70%	3.93%	3.84%	3.89%	3.67%	3.95%

Performance Ratios
Return on average assets-GAAP basis[3]	1.11%	1.27%	0.04%	1.54%	1.49%	0.84%	1.41%
Return on average tangible assets-GAAP basis[3,4]	1.20	1.37	0.11	1.66	1.61	0.93	1.53
Adjusted return on average tangible assets[1,3,4]	1.38	1.33	0.32	1.57	1.67	1.04	1.59
Net adjusted noninterest expense to average tangible assets[1,3,4]	2.24	2.11	2.46	2.11	2.21	2.26	2.37

Return on average shareholders' equity-GAAP basis[3]	8.48	9.96	0.29	11.04	10.73	6.32	10.48
Return on average tangible common equity-GAAP basis[3,4]	11.35	13.47	0.95	14.95	14.73	8.71	14.63
Adjusted return on average tangible common equity[1,3,4]	13.06	13.09	2.86	14.19	15.30	9.80	15.20
Efficiency ratio[5]	61.65	50.11	59.85	48.36	48.62	57.15	52.85
Adjusted efficiency ratio[1]	54.82	49.60	53.55	47.52	48.96	52.64	52.05
Noninterest income to total revenue (excluding securities gains/losses)	21.06	17.00	18.84	18.30	19.53	18.96	18.64
Tangible common equity to tangible assets[4]	10.67	10.19	10.68	11.05	11.05	10.67	11.05
Average loan-to-deposit ratio	87.83	88.48	93.02	90.71	88.35	89.60	88.70
End of period loan-to-deposit ratio	85.77	87.40	90.81	93.44	88.36	85.77	88.36

Per Share Data
Net income diluted-GAAP basis	$0.42	$0.47	$0.01	$0.52	$0.49	$0.91	$1.38
Net income basic-GAAP basis	0.42	0.47	0.01	0.53	0.50	0.91	1.39
Adjusted earnings[1]	0.50	0.48	0.10	0.52	0.53	1.09	1.50

Book value per share common	19.91	19.45	18.82	19.13	18.70	19.91	18.70
Tangible book value per share	15.57	15.11	14.42	14.76	14.30	15.57	14.30
Cash dividends declared	—	—	—	—	—	—	—

[1]Non-GAAP measure - see "Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]Calculated on a fully taxable equivalent basis using amortized cost.
[3]These ratios are stated on an annualized basis and are not necessarily indicative of future periods.
[4]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[5]Defined as noninterest expense less amortization of intangibles and gains, losses, and expenses on foreclosed properties divided by net operating revenue (net interest income on a fully taxable equivalent basis plus noninterest income excluding securities gains and losses).

CONDENSED CONSOLIDATED STATEMENTS OF INCOME		(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except per share data)	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19	3Q'20	3Q'19

Interest on securities:
Taxable	$6,972	$7,573	$8,696	$8,500	$8,802	$23,241	$26,854
Nontaxable	125	121	122	130	131	368	425
Fees on PPP loans	161	4,010	—	—	—	4,171	—
Interest on PPP loans	1,558	1,058	—	—	—	2,616	—
Interest and fees on loans - excluding PPP loans	58,768	59,776	63,440	62,868	63,092	181,984	187,667
Interest on federal funds sold and other investments	556	684	734	788	800	1,974	2,591
Total Interest Income	68,140	73,222	72,992	72,286	72,825	214,354	217,537

Interest on deposits	1,299	1,203	3,190	3,589	4,334	5,692	13,032
Interest on time certificates	2,673	3,820	4,768	5,084	6,009	11,261	16,692
Interest on borrowed money	665	927	1,857	1,853	1,534	3,449	5,955
Total Interest Expense	4,637	5,950	9,815	10,526	11,877	20,402	35,679

Net Interest Income	63,503	67,272	63,177	61,760	60,948	193,952	181,858
Provision for credit losses	(845)	7,611	29,513	4,800	2,251	36,279	6,199
Net Interest Income After Provision for Credit Losses	64,348	59,661	33,664	56,960	58,697	157,673	175,659

Noninterest income:
Service charges on deposit accounts	2,242	1,939	2,825	2,960	2,978	7,006	8,569
Interchange income	3,682	3,187	3,246	3,387	3,206	10,115	10,012
Wealth management income	1,972	1,719	1,867	1,579	1,632	5,558	4,773
Mortgage banking fees	5,283	3,559	2,208	1,514	2,127	11,050	4,976
Marine finance fees	242	157	146	338	152	545	715
SBA gains	252	181	139	576	569	572	1,896
BOLI income	899	887	886	904	928	2,672	2,770
Other	2,370	2,147	3,352	2,579	3,198	7,869	7,967
	16,942	13,776	14,669	13,837	14,790	45,387	41,678
Securities gains (losses), net	4	1,230	19	2,539	(847)	1,253	(1,322)
Total Noninterest Income	16,946	15,006	14,688	16,376	13,943	46,640	40,356

Noninterest expenses:
Salaries and wages	23,125	20,226	23,698	17,263	18,640	67,049	56,566
Employee benefits	3,995	3,379	4,255	3,323	2,973	11,629	10,374
Outsourced data processing costs	6,128	4,059	4,633	3,645	3,711	14,820	11,432
Telephone / data lines	705	791	714	651	603	2,210	2,307
Occupancy	3,858	3,385	3,353	3,368	3,368	10,596	10,916
Furniture and equipment	1,576	1,358	1,623	1,416	1,528	4,557	4,829
Marketing	1,513	997	1,278	885	933	3,788	3,276
Legal and professional fees	3,018	2,277	3,363	2,025	1,648	8,658	6,528
FDIC assessments	474	266	—	—	56	740	881
Amortization of intangibles	1,497	1,483	1,456	1,456	1,456	4,436	4,370
Foreclosed property expense and net loss/(gain) on sale	512	245	(315)	3	262	442	48
Provision for credit losses on unfunded commitments	756	178	46	—	—	980	—
Other	4,517	3,755	3,694	4,022	3,405	11,966	11,155
Total Noninterest Expense	51,674	42,399	47,798	38,057	38,583	141,871	122,682

Income Before Income Taxes	29,620	32,268	554	35,279	34,057	62,442	93,333
Income taxes	6,992	7,188	(155)	8,103	8,452	14,025	21,770

Net Income	$22,628	$25,080	$709	$27,176	$25,605	$48,417	$71,563

Per share of common stock:

Net income diluted	$0.42	$0.47	$0.01	$0.52	$0.49	$0.91	$1.38
Net income basic	0.42	0.47	0.01	0.53	0.50	0.91	1.39
Cash dividends declared	—	—	—	—	—	—	—

Average diluted shares outstanding	54,301	53,308	52,284	52,081	51,935	53,325	51,996
Average basic shares outstanding	53,978	52,985	51,803	51,517	51,473	52,926	51,426

CONDENSED CONSOLIDATED BALANCE SHEETS		(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	September 30,	June 30,	March 31,	December 31,	September 30,
(Amounts in thousands)	2020	2020	2020	2019	2019

Assets
Cash and due from banks	$81,692	$84,178	$82,111	$89,843	$106,349
Interest bearing deposits with other banks	227,876	440,142	232,763	34,688	25,911
Total Cash and Cash Equivalents	309,568	524,320	314,874	124,531	132,260

Time deposits with other banks	2,247	2,496	3,742	3,742	4,579

Debt Securities:
Available for sale (at fair value)	1,286,858	976,025	910,311	946,855	920,811
Held to maturity (at amortized cost)	207,376	227,092	252,373	261,369	273,644
Total Debt Securities	1,494,234	1,203,117	1,162,684	1,208,224	1,194,455

Loans held for sale	73,046	54,943	29,281	20,029	26,768

Loans	5,858,029	5,772,052	5,317,208	5,198,404	4,986,289
Less: Allowance for credit losses	(94,013)	(91,250)	(85,411)	(35,154)	(33,605)
Net Loans	5,764,016	5,680,802	5,231,797	5,163,250	4,952,684

Bank premises and equipment, net	76,393	69,041	71,540	66,615	67,873
Other real estate owned	15,890	15,847	14,640	12,390	13,593
Goodwill	221,176	212,146	212,085	205,286	205,286
Other intangible assets, net	18,163	17,950	19,461	20,066	21,318
Bank owned life insurance	130,887	127,954	127,067	126,181	125,277
Net deferred tax assets	25,503	21,404	19,766	16,457	17,168
Other assets	156,717	153,993	145,957	141,740	129,384
Total Assets	$8,287,840	$8,084,013	$7,352,894	$7,108,511	$6,890,645

Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest demand	$2,400,744	$2,267,435	$1,703,628	$1,590,493	$1,652,927
Interest-bearing demand	1,385,445	1,368,146	1,234,193	1,181,732	1,115,455
Savings	655,072	619,251	554,836	519,152	528,214
Money market	1,457,078	1,232,892	1,124,378	1,108,363	1,158,862
Other time certificates	457,964	445,176	489,669	504,837	537,183
Brokered time certificates	381,028	572,465	597,715	472,857	458,418
Time certificates of more than $250,000	177,512	161,418	183,080	207,319	222,082
Total Deposits	6,914,843	6,666,783	5,887,499	5,584,753	5,673,141

Securities sold under agreements to repurchase	89,508	92,125	64,723	86,121	70,414
Federal Home Loan Bank borrowings	35,000	135,000	265,000	315,000	50,000
Subordinated debt	71,295	71,225	71,155	71,085	71,014
Other liabilities	78,853	88,277	72,730	65,913	63,398
Total Liabilities	7,189,499	7,053,410	6,361,107	6,122,872	5,927,967

Shareholders' Equity
Common stock	5,517	5,299	5,271	5,151	5,148
Additional paid in capital	854,188	811,328	809,533	786,242	784,661
Retained earnings	227,354	204,719	179,646	195,813	168,637
Treasury stock	(7,941)	(8,037)	(7,422)	(6,032)	(6,079)
	1,079,118	1,013,309	987,028	981,174	952,367
Accumulated other comprehensive income, net	19,223	17,294	4,759	4,465	10,311
Total Shareholders' Equity	1,098,341	1,030,603	991,787	985,639	962,678
Total Liabilities & Shareholders' Equity	$8,287,840	$8,084,013	$7,352,894	$7,108,511	$6,890,645

Common shares outstanding	55,169	52,991	52,709	51,514	51,482

CONSOLIDATED QUARTERLY FINANCIAL DATA	(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Amounts in thousands)	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19

Credit Analysis
Net charge-offs - non-acquired loans	$1,112	$1,714	$1,316	$2,930	$2,106
Net charge-offs (recoveries) - acquired loans	624	37	(343)	295	5
Total Net Charge-offs	1,736	1,751	973	3,225	2,111

Net charge-offs to average loans - non-acquired loans	0.08%	0.12%	0.10%	0.23%	0.17%
Net charge-offs (recoveries) to average loans - acquired loans	0.04	—	(0.03)	0.02	—
Total Net Charge-offs to Average Loans	0.12	0.12	0.07	0.25	0.17

Allowance for credit losses - non-acquired loans	$70,388	$73,587	$69,498	$34,573	$33,488
Allowance for credit losses - acquired loans	23,625	17,663	15,913	581	117
Total Allowance for Credit Losses	$94,013	$91,250	$85,411	$35,154	$33,605

Non-acquired loans at end of period	$4,157,376	$4,315,892	$4,373,378	$4,317,919	$4,010,299
Acquired loans at end of period	1,061,853	879,710	943,830	880,485	975,990
Paycheck Protection Program loans at end of period[1]	638,800	576,450	—	—	—
Total Loans	$5,858,029	$5,772,052	$5,317,208	$5,198,404	$4,986,289

Non-acquired loans allowance for credit losses to non-acquired loans at end of period	1.69%	1.71%	1.59%	0.80%	0.84%
Total allowance for credit losses to total loans at end of period	1.60	1.58	1.61	0.68	0.67
Total allowance for credit losses to total loans, excluding PPP loans	1.80	1.76	1.61	0.68	0.67
Purchase discount on acquired loans at end of period	3.01	3.29	3.36	3.83	3.76

End of Period
Nonperforming loans	$37,230	$30,051	$25,582	$26,955	$26,044
Other real estate owned	12,299	10,967	11,048	5,549	6,751
Properties previously used in bank operations included in other real estate owned	3,592	4,880	3,592	6,842	6,842
Total Nonperforming Assets	$53,121	$45,898	$40,222	$39,346	$39,637

Restructured loans (accruing)	$10,190	$10,338	$10,833	$11,100	$12,395

Nonperforming Loans to Loans at End of Period	0.64%	0.52%	0.48%	0.52%	0.52%
Nonperforming Assets to Total Assets at End of Period	0.64	0.57	0.55	0.55	0.58

	September 30,	June 30,	March 31,	December 31,	September 30,
Loans	2020	2020	2020	2019	2019

Construction and land development	$280,610	$298,835	$295,405	$325,113	$326,324
Commercial real estate - owner occupied	1,125,460	1,076,650	1,082,893	1,034,963	1,025,040
Commercial real estate - non-owner occupied	1,394,464	1,392,787	1,381,096	1,344,008	1,285,327
Residential real estate	1,393,396	1,468,171	1,559,754	1,507,863	1,409,946
Commercial and financial	833,083	757,232	796,038	778,252	722,286
Consumer	192,216	201,927	202,022	208,205	217,366
Paycheck Protection Program	638,800	576,450	—	—	—
Total Loans	$5,858,029	$5,772,052	$5,317,208	$5,198,404	$4,986,289

[1]Includes $54 million in Paycheck Protection Program loans acquired from Freedom Bank

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]					(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	3Q'20			2Q'20			3Q'19
	Average		Yield/	Average		Yield/	Average		Yield/
(Amounts in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$1,322,160	$6,972	2.11%	$1,135,698	$7,573	2.67%	$1,171,393	$8,802	3.01%
Nontaxable	23,570	157	2.67	19,347	152	3.14	21,194	164	3.09
Total Securities	1,345,730	7,129	2.12	1,155,045	7,725	2.68	1,192,587	8,966	3.01

Federal funds sold and other investments	239,511	556	0.92	433,626	684	0.63	84,705	800	3.75

Loans excluding PPP loans	5,242,776	58,854	4.47	5,304,381	59,861	4.54	4,945,953	63,138	5.06
PPP loans	618,088	1,719	1.11	424,171	5,068	4.81	—	—	—
Total Loans	5,860,864	60,573	4.11	5,728,552	64,929	4.56	4,945,953	63,138	5.06

Total Earning Assets	7,446,105	68,258	3.65	7,317,223	73,338	4.03	6,223,245	72,904	4.65

Allowance for credit losses	(92,151)			(84,965)			(33,997)
Cash and due from banks	138,749			103,919			88,539
Premises and equipment	72,572			71,173			68,301
Intangible assets	228,801			230,871			227,389
Bank owned life insurance	129,156			127,386			125,249
Other assets	163,658			147,395			121,850

Total Assets	$8,086,890			$7,913,002			$6,820,576

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$1,364,947	$330	0.10%	$1,298,639	$297	0.09%	$1,116,434	$1,053	0.37%
Savings	648,319	170	0.10	591,040	165	0.11	522,831	531	0.40
Money market	1,328,931	799	0.24	1,193,969	741	0.25	1,173,042	2,750	0.93
Time deposits	1,051,316	2,673	1.01	1,293,766	3,820	1.19	1,159,272	6,009	2.06
Securities sold under agreements to repurchase	90,357	40	0.18	74,717	34	0.18	75,785	300	1.57
Federal funds purchased and Federal Home Loan Bank borrowings	93,913	181	0.77	199,698	312	0.63	68,804	414	2.39
Other borrowings	71,258	444	2.48	71,185	581	3.28	70,969	820	4.58

Total Interest-Bearing Liabilities	4,649,041	4,637	0.40	4,723,014	5,950	0.51	4,187,137	11,877	1.13

Noninterest demand	2,279,584			2,097,038			1,626,269
Other liabilities	96,457			79,855			60,500
Total Liabilities	7,025,082			6,899,907			5,873,906

Shareholders' equity	1,061,807			1,013,095			946,670

Total Liabilities & Equity	$8,086,890			$7,913,002			$6,820,576

Cost of deposits			0.24%			0.31%			0.73%
Interest expense as a % of earning assets			0.25%			0.33%			0.76%
Net interest income as a % of earning assets		$63,621	3.40%		$67,388	3.70%		$61,027	3.89%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]				(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
	Average		Yield/	Average		Yield/
(Amounts in thousands, except ratios)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$1,203,877	$23,241	2.57%	$1,175,831	$26,854	3.05%
Nontaxable	20,895	461	2.94	23,935	533	2.97
Total Securities	1,224,772	23,702	2.58	1,199,766	27,387	3.04

Federal funds sold and other investments	253,635	1,974	1.04	89,084	2,591	3.89

Loans excluding PPP loans	5,254,089	182,239	4.63	4,875,975	187,808	5.15
PPP loans	348,407	6,787	2.60	—	—	—
Total Loans	5,602,496	189,026	4.51	4,875,975	187,808	5.15

Total Earning Assets	7,080,903	214,702	4.05	6,164,825	217,786	4.72

Allowance for credit losses	(78,067)			(33,260)
Cash and due from banks	111,019			93,171
Premises and equipment	70,451			69,700
Intangible assets	228,795			228,710
Bank owned life insurance	127,683			124,535
Other assets	145,827			128,016

Total Assets	$7,686,611			$6,775,697

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$1,279,485	$1,461	0.15%	$1,088,605	$3,042	0.37%
Savings	588,913	683	0.15	512,399	1,593	0.42
Money market	1,217,627	3,548	0.39	1,170,494	8,397	0.96
Time deposits	1,165,194	11,261	1.29	1,097,308	16,692	2.03
Securities sold under agreements to repurchase	78,755	241	0.41	117,077	1,206	1.38
Federal funds purchased and Federal Home Loan Bank borrowings	180,893	1,460	1.08	115,337	2,164	2.51
Other borrowings	71,186	1,748	3.28	70,903	2,585	4.87

Total Interest-Bearing Liabilities	4,582,053	20,402	0.59	4,172,123	35,679	1.14

Noninterest demand	2,001,630			1,628,634
Other liabilities	79,821			62,123
Total Liabilities	6,663,504			5,862,880

Shareholders' equity	1,023,107			912,817

Total Liabilities & Equity	$7,686,611			$6,775,697

Cost of deposits			0.36%			0.72%
Interest expense as a % of earning assets			0.38%			0.77%
Net interest income as a % of earning assets		$194,300	3.67%		$182,107	3.95%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	September 30,	June 30,	March 31,	December 31,	September 30,
(Amounts in thousands)	2020	2020	2020	2019	2019

Customer Relationship Funding
Noninterest demand
Commercial	$1,973,494	$1,844,288	$1,336,352	$1,233,475	$1,314,102
Retail	322,559	314,723	271,916	246,717	241,734
Public funds	70,371	74,674	71,029	85,122	65,869
Other	34,320	33,750	24,331	25,179	31,222
Total Noninterest Demand	2,400,744	2,267,435	1,703,628	1,590,493	1,652,927

Interest-bearing demand
Commercial	413,513	412,846	349,315	319,993	342,376
Retail	777,078	733,772	671,378	641,762	622,833
Public funds	194,854	221,528	213,500	219,977	150,246
Total Interest-Bearing Demand	1,385,445	1,368,146	1,234,193	1,181,732	1,115,455

Total transaction accounts
Commercial	2,387,007	2,257,134	1,685,667	1,553,468	1,656,478
Retail	1,099,637	1,048,495	943,294	888,479	864,567
Public funds	265,225	296,202	284,529	305,099	216,115
Other	34,320	33,750	24,331	25,179	31,222
Total Transaction Accounts	3,786,189	3,635,581	2,937,821	2,772,225	2,768,382

Savings	655,072	619,251	554,836	519,152	528,214

Money market
Commercial	634,697	586,416	487,759	494,803	513,477
Retail	613,532	579,126	572,785	553,075	583,917
Brokered	141,808	—	—	—	—
Public funds	67,041	67,350	63,834	60,485	61,468
Total Money Market	1,457,078	1,232,892	1,124,378	1,108,363	1,158,862

Brokered time certificates	381,028	572,465	597,715	472,857	458,418
Other time certificates	635,476	606,594	672,749	712,156	759,265
	1,016,504	1,179,059	1,270,464	1,185,013	1,217,683
Total Deposits	$6,914,843	$6,666,783	$5,887,499	$5,584,753	$5,673,141

Customer sweep accounts	$89,508	$92,125	$64,723	$86,121	$70,414

Explanation of Certain Unaudited Non-GAAP Financial Measures
This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

GAAP TO NON-GAAP RECONCILIATION		(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except per share data)	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19	3Q'20	3Q'19

Net Income	$22,628	$25,080	$709	$27,176	$25,605	$48,417	$71,563

Total noninterest income	16,946	15,006	14,688	16,376	13,943	46,640	40,356
Securities (gains) losses, net	(4)	(1,230)	(19)	(2,539)	847	(1,253)	1,322
BOLI benefits on death (included in other income)	—	—	—	—	(956)	—	(956)
Total Adjustments to Noninterest Income	(4)	(1,230)	(19)	(2,539)	(109)	(1,253)	366
Total Adjusted Noninterest Income	16,942	13,776	14,669	13,837	13,834	45,387	40,722

Total noninterest expense	51,674	42,399	47,798	38,057	38,583	141,871	122,682
Merger related charges	(4,281)	(240)	(4,553)	(634)	—	(9,074)	(335)
Amortization of intangibles	(1,497)	(1,483)	(1,456)	(1,456)	(1,456)	(4,436)	(4,370)
Business continuity expenses	—	—	(307)	—	(95)	(307)	(95)
Branch reductions and other expense initiatives	(464)	—	—	—	(121)	(464)	(1,846)
Total Adjustments to Noninterest Expense	(6,242)	(1,723)	(6,316)	(2,090)	(1,672)	(14,281)	(6,646)
Total Adjusted Noninterest Expense	45,432	40,676	41,482	35,967	36,911	127,590	116,036

Income Taxes	6,992	7,188	(155)	8,103	8,452	14,025	21,770
Tax effect of adjustments	1,530	121	1,544	(110)	572	3,195	1,956
Effect of change in corporate tax rate on deferred tax assets	—	—	—	—	(1,135)	—	(1,135)
Total Adjustments to Income Taxes	1,530	121	1,544	(110)	(563)	3,195	821
Adjusted Income Taxes	8,522	7,309	1,389	7,993	7,889	17,220	22,591
Adjusted Net Income	$27,336	$25,452	$5,462	$26,837	$27,731	$58,250	$77,754

Earnings per diluted share, as reported	$0.42	$0.47	$0.01	$0.52	$0.49	$0.91	$1.38
Adjusted Earnings per Diluted Share	0.50	0.48	0.10	0.52	0.53	1.09	1.50
Average diluted shares outstanding	54,301	53,308	52,284	52,081	51,935	53,325	51,996

Adjusted Noninterest Expense	$45,432	$40,676	$41,482	$35,967	$36,911	$127,590	$116,036
Provision for credit losses on unfunded commitments	(756)	(178)	(46)	—	—	(980)	—
Foreclosed property expense and net (loss)/gain on sale	(512)	(245)	315	(3)	(262)	(442)	(48)
Net Adjusted Noninterest Expense	$44,164	$40,253	$41,751	$35,964	$36,649	$126,168	$115,988

Revenue	$80,449	$82,278	$77,865	$78,136	$74,891	$240,592	$222,214
Total Adjustments to Revenue	(4)	(1,230)	(19)	(2,539)	(109)	(1,253)	366
Impact of FTE adjustment	118	116	114	86	79	348	249
Adjusted Revenue on a fully taxable equivalent basis	$80,563	$81,164	$77,960	$75,683	$74,861	$239,687	$222,829
Adjusted Efficiency Ratio	54.82%	49.60%	53.55%	47.52%	48.96%	52.64%	52.05%

Net Interest Income	$63,503	$67,272	$63,177	$61,760	$60,948	$193,952	$181,858
Impact of FTE adjustment	118	116	114	86	79	348	249
Net Interest Income including FTE adjustment	$63,621	$67,388	$63,291	$61,846	$61,027	$194,300	$182,107
Total noninterest income	16,946	15,006	14,688	16,376	13,943	46,640	40,356
Total noninterest expense	51,674	42,399	47,798	38,057	38,583	141,871	122,682
Pre-Tax Pre-Provision Earnings	$28,893	$39,995	$30,181	$40,165	$36,387	$99,069	$99,781
Total Adjustments to Noninterest Income	(4)	(1,230)	(19)	(2,539)	(109)	(1,253)	366
Total Adjustments to Noninterest Expense	(7,510)	(2,146)	(6,047)	(2,093)	(1,934)	(15,703)	(6,694)
Adjusted Pre-Tax Pre-Provision Earnings	$36,399	$40,911	$36,209	$39,719	$38,212	$113,519	$106,841

Average Assets	$8,086,890	$7,913,002	$7,055,543	$6,996,214	$6,820,576	$7,686,611	$6,775,697
Less average goodwill and intangible assets	(228,801)	(230,871)	(226,712)	(226,060)	(227,389)	(228,795)	(228,710)
Average Tangible Assets	$7,858,089	$7,682,131	$6,828,831	$6,770,154	$6,593,187	$7,457,816	$6,546,987

Return on Average Assets (ROA)	1.11%	1.27%	0.04%	1.54%	1.49%	0.84%	1.41%
Impact of removing average intangible assets and related amortization	0.09	0.10	0.07	0.12	0.12	0.09	0.12
Return on Average Tangible Assets (ROTA)	1.20	1.37	0.11	1.66	1.61	0.93	1.53
Impact of other adjustments for Adjusted Net Income	0.18	(0.04)	0.21	(0.09)	0.06	0.11	0.06
Adjusted Return on Average Tangible Assets	1.38	1.33	0.32	1.57	1.67	1.04	1.59

GAAP TO NON-GAAP RECONCILIATION		(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except per share data)	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19	3Q'20	3Q'19

Average Shareholders' Equity	$1,061,807	$1,013,095	$993,993	$976,200	$946,670	$1,023,107	$912,817
Less average goodwill and intangible assets	(228,801)	(230,871)	(226,712)	(226,060)	(227,389)	(228,795)	(228,710)
Average Tangible Equity	$833,006	$782,224	$767,281	$750,140	$719,281	$794,312	$684,107

Return on Average Shareholders' Equity	8.48%	9.96%	0.29%	11.04%	10.73%	6.32%	10.48%
Impact of removing average intangible assets and related amortization	2.87	3.51	0.66	3.91	4.00	2.39	4.15
Return on Average Tangible Common Equity (ROTCE)	11.35	13.47	0.95	14.95	14.73	8.71	14.63
Impact of other adjustments for Adjusted Net Income	1.71	(0.38)	1.91	(0.76)	0.57	1.09	0.57
Adjusted Return on Average Tangible Common Equity	13.06	13.09	2.86	14.19	15.30	9.80	15.20

Loan interest income[1]	$60,573	$64,929	$63,524	$62,922	$63,138	$189,026	$187,808
Accretion on acquired loans	(3,254)	(2,988)	(4,287)	(3,407)	(3,859)	(10,529)	(11,963)
Interest and fees on PPP loans	(1,719)	(5,068)	—	—	—	(6,787)	—
Loan interest income excluding PPP and accretion on acquired loans	$55,600	$56,873	$59,237	$59,515	$59,279	$171,710	$175,845

Yield on loans[1]	4.11	4.56	4.90	4.89	5.06	4.51	5.15
Impact of accretion on acquired loans	(0.22)	(0.21)	(0.33)	(0.26)	(0.30)	(0.25)	(0.33)
Impact of PPP loans	0.33	(0.04)	—	—	—	0.11	—
Yield on loans excluding PPP and accretion on acquired loans	4.22%	4.31%	4.57%	4.63%	4.76%	4.37%	4.82%

Net Interest Income[1]	$63,621	$67,388	$63,291	$61,846	$61,027	$194,300	$182,107
Accretion on acquired loans	(3,254)	(2,988)	(4,287)	(3,407)	(3,859)	(10,529)	(11,963)
Interest and fees on PPP loans	(1,719)	(5,068)	—	—	—	(6,787)	—
Net interest income excluding PPP and accretion on acquired loans	$58,648	$59,332	$59,004	$58,439	$57,168	$176,984	$170,144

Net Interest Margin	3.40	3.70	3.93	3.84	3.89	3.67	3.95
Impact of accretion on acquired loans	(0.17)	(0.16)	(0.27)	(0.21)	(0.25)	(0.20)	(0.26)
Impact of PPP loans	0.19	(0.08)	—	—	—	0.04	—
Net interest margin excluding PPP and accretion on acquired loans	3.42%	3.46%	3.66%	3.63%	3.64%	3.51%	3.69%

Security interest income[1]	$7,129	$7,725	$8,848	$8,662	$8,966	$23,702	$27,387
Tax equivalent adjustment on securities	(32)	(31)	(30)	(32)	(33)	(93)	(108)
Security interest income excluding tax equivalent adjustment	$7,097	$7,694	$8,818	$8,630	$8,933	$23,609	$27,279

Loan interest income[1]	$60,573	$64,929	$63,524	$62,922	$63,138	$189,026	$187,808
Tax equivalent adjustment on loans	(86)	(85)	(84)	(54)	(46)	(255)	(141)
Loan interest income excluding tax equivalent adjustment	$60,487	$64,844	$63,440	$62,868	$63,092	$188,771	$187,667

Net Interest Income[1]	$63,621	$67,388	$63,291	$61,846	$61,027	$194,300	$182,107
Tax equivalent adjustment on securities	(32)	(31)	(30)	(32)	(33)	(93)	(108)
Tax equivalent adjustment on loans	(86)	(85)	(84)	(54)	(46)	(255)	(141)
Net interest income excluding tax equivalent adjustment	$63,503	$67,272	$63,177	$61,760	$60,948	$193,952	$181,858

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.